Exhibit 3.40

LIMITED LIABILITY COMPANY AGREEMENT

OF

KURLIN COMPANY, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Kurlin Company, LLC, a Delaware limited liability company (the “Company”), is effective as of November 24, 2014.

1. Formation. The Company has been formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq., as amended from time to time, and any successor statute thereto (the “Act”), by the filing of a Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on November 24, 2014. The rights and obligations of the Members (as defined below) and the administration and termination of the Company shall be governed by this Agreement and the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

2. Name. The name of the Company is “Kurlin Company, LLC.”

3. Members. The names and business addresses of the members (the “Members”) of the Company as of the date hereof, including the percentage of the Company’s issued and outstanding membership interests held by each, are set forth on Schedule I hereto.

4. Registered Office and Agent. The registered office and registered agent of the Company in the State of Delaware shall be as the Company designates on its Certificate filed with the Secretary of State of the State of Delaware, as such Certificate may be amended from time to time. The Company may have such other offices as the Members may designate from time to time. The mailing address and principal business office of the Company shall be c/o Kurlin Company, LLC, P.O. Box 526, Farmingdale, New Jersey 07727.

5. Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law, including under the Act.

6. Management. The Company shall be member-managed and the Members shall be authorized to make all decisions and to take all actions it determines necessary, advisable or desirable relating to the business, affairs, investments, and properties of the Company including, without limitation, the formation of or investment in, such subsidiary or affiliate companies of the Company as it determines advisable or desirable. Notwithstanding anything to the contrary contained in this Agreement, the Members may execute, deliver and perform any document on behalf of the Company, without any further act, vote or approval or any other person or entity.

7. Named Officers; Authorized Persons. The Members may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Members. The Members may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person, as an officer of the Company (a “Named Officer”), to direct such office. The Members may remove any Named Officer at any time and may create, empower and appoint such other Named Officers of the Company as it may deem necessary or advisable to manage the day-to-day business affairs of the Company. To the extent delegated by the Members, the Named Officers shall have the authority to act on behalf of the Company and bind, execute and deliver documents in the name of and on behalf of the Company. Each Named Officer and the Members is hereby designated as an authorized person within the meaning of the Act for purposes of executing and filing the Certificate of the Company and any other documents permitted or required to be filed with the Secretary of State of the State of Delaware (and any amendments and/or restatements thereof). In addition to the foregoing and notwithstanding any provision in this Agreement to the contrary, each Named Officer is authorized to execute and file on behalf of the Company such certificates, filings or other documents that they may deem necessary or appropriate in connection with the organization or operations of the Company and its related entities without any vote or consent of the Members or other person. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Members and such Named Officers designated by the Members shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

8. Fiscal Year. The calendar year shall be the accounting year of the Company and the books of account shall be maintained on an accrual basis.

9. Capital Contributions. The Members may make capital contributions to the Company from time to time as may be approved by the Members, but shall not be required to make any capital contributions.

10. Distributions. Distributions shall be made to the Members at the times and in the amounts determined by the Members.

11. Limited Liability of the Members. Except as required by the Act, the Members shall have no liability for obligations or liabilities of the Company, solely by reason of being a member of the Company, unless such obligations or liabilities are expressly assumed by the Members in writing.

12. Indemnification.

a. To the fullest extent permitted by law, the Members (including the Members) and each Named Officer (individually, an “Indemnitee”) shall be indemnified, held harmless and defended by the Company from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company and by reason of the Indemnitee’s status as a Member or Named Officer regardless of whether the

Indemnitee continues to be a Member or Named Officer of the Company at the time any such loss, claim, damage, liability or other expense is paid or incurred if (i) the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, (ii) the Indemnitee’s conduct did not constitute intentional misconduct or a material breach of the terms of this Agreement and (iii) the Indemnitee’s conduct did not involve a transaction from which the Indemnitee derived an improper personal benefit. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to the standards specified in subclauses (i), (ii) or (iii) of this Section 12.

b. To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 12 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefore pursuant to this Section 12.

c. The indemnification provided by this Section 12 shall be in addition to any other rights to which any Indemnitee may be entitled under any other agreement, pursuant to a determination by the Members, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnitee.

d. Any indemnification under this Section 12 shall be satisfied solely out of the assets of the Company and no Indemnitee shall have any recourse against the Members with respect to such indemnification.

e. An Indemnitee shall not be denied indemnification in whole or in part under this Section 12 merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in Section 12(a).

f. The Company may, but shall have no obligation to, purchase and maintain insurance covering any potential liability of the Indemnitees for any actions or omissions for which indemnification is permitted hereunder, including such types of insurance (including extended coverage liability and casualty and workers’ compensation) as would be customary for any person engaged in a similar business, and may name the Indemnitees as additional insured parties thereunder.

13. Indemnification Procedures; Survival.

a. Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to Section 12, the Indemnitee shall notify the Company in writing within thirty (30) days thereafter;

provided, however, that any omission so as to notify the Company will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Company) nor from any other liability that it may have to any Indemnitee.

b. An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given notice required above or (iii) the Indemnitee shall have been advised by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless but only to the extent the Indemnitees have actual or potential differing interests with each other.

c. The Company shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

d. The indemnification obligations set forth in Section 12 and this Section 13 shall survive the termination of this Agreement.

14. Dissolution. The Company shall dissolve and its business and affairs shall be wound up upon (a) a determination by the Members, (b) the occurrence of an event causing there to be no members of the Company unless the Company is continued in accordance with the Act, or (c) the entry of a decree of judicial dissolution under §18-802 of the Act. Upon the dissolution of the Company, the affairs of the Company shall be liquidated forthwith. The assets of the Company shall be used first to pay or provide for the payment of all of the debts of the Company, with the balance being distributed to the Members.

15. Assignment. The Members may assign in whole or in part their limited liability company interest in the Company only with the prior written consent of the Members.

16. Admission of Additional Members. The Members may admit additional members in their discretion, and upon the admission of any additional member to the Company, each item of income, gain, loss, deduction and credit of the Company will be allocated among the Members in proportion to the respective amounts of the capital contributions made or agreed to be made by them and each distribution of cash or other property by the Company will be allocated among the Members in proportion to the respective amounts of the capital contributions made or agreed to be made by them.

17. Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Members.

18. No Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Members.

19. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

20. Counterparts. This Agreement may be executed and delivered (included by facsimile transmission) in one or more counterparts, and by the different Members hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

21. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Sole Member has executed this Agreement as of the date first written above.

BEL-RAY COMPANY, LLC
a Delaware limited liability company, its sole member

By:	/s/ R. Patrick Murray, II
Name:	R. Patrick Murray, II
Title:	Executive Vice President & CFO

Signature Page to the Limited Liability Company Agreement of

Kurlin Company, LLC

SCHEDULE I

MEMBERS; MEMBERSHIP INTERESTS

Member	Percent of Membership Interests Owned

Bel-Ray Company, LLC	100%

Schedule I to the Limited Liability Company Agreement of

Kurlin Company, LLC